Exhibit 10.2

SEPARATION AGREEMENT AND FULL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND FULL RELEASE OF ALL CLAIMS (hereinafter the “Agreement”) is entered into as of this 11th day of March 2005 by and between NEOPHARM, INC. (the “Company”) and GREGORY P. YOUNG (“Executive”) and shall be effective as of the 8th day of March 2005 (the “Effective Date”).

WITNESSETH

A.                                   The Company and Executive are parties to that certain Employment Agreement (the “Employment Agreement”) dated as of June 17, 2004.

B.                                     Executive has resigned as an officer and director of the Company and from all related offices and positions with affiliates of the Company, as set forth in the letter of resignation attached hereto as Exhibit A for reference.

C.                                     Executive and the Company are terminating their employment relationship effective on the Effective Date and desire to settle fully and finally all issues between them that may arise out of or relate to Executive’s employment with the Company and all other claims the Company or Executive have or may have against each other through the date of this Agreement.

NOW, THEREFORE, in consideration of the recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree, promise and covenant as to each of the following:

1.                                       Capacity to Execute.

Each of the parties represents and warrants that he or it is legally viable and competent to enter into this Agreement, is relying on independent judgment and has not been influenced, pressured or coerced to any extent whatsoever in making this Agreement by any representations or statements made by the Company and/or any person or persons representing the Company, and that the individuals executing this Agreement on his or its behalf are authorized to do so. Each of the parties further represents and warrants that he or it has not sold, assigned, transferred, conveyed or otherwise disposed of all or any part of the claims released hereunder, whether known or unknown.

2.                                       Specific Consideration Provided to Executive.

In exchange for the covenants of Executive hereunder, the future services to be provided by Executive, and other good and valuable consideration the receipt of which is hereby acknowledged, and notwithstanding any provisions to the contrary contained in the Employment Agreement, which provisions, except as otherwise provided herein, shall be considered to be null and void, Executive shall receive the following consideration from the Company:

(a)                                  The Company shall: (i) provide Executive with salary continuance, subject to Sections 2(c) and 4 below, for twelve (12) months based upon his current base salary (the “Salary Continuance”), plus (ii) subject to Sections 2(b), 2(c) and 4 below, for twelve (12) months from the date of this Agreement, either continue to provide Executive with coverage under the Company’s medical insurance plan (“Medical Insurance”) or, in the event Executive shall not be eligible for such coverage, pay the cost of COBRA coverage for Executive which shall be substantially equivalent to the Medical Insurance, plus (iii) in accordance with Section 3(b), Executive’s previously issued, but currently unvested options granted pursuant to the Company’s stock option plans shall continue to vest in accordance with the vesting schedule set forth in the Employment Agreement during the period set forth in Section 3(b), plus (iv) reimbursement for up to $5,000 of career counseling.

(b)                                 The benefits set forth in Section 2(a)(ii) above, which provide for twelve (12) months of Medical Insurance or, alternatively, COBRA coverage for Executive shall, in addition, include such benefits for those of Executive’s dependents who are currently included in Executive’s Medical Insurance coverage and which would be subject to COBRA to the extent such benefits otherwise are in effect for Executive under the Employment Agreement, understanding, however, that Executive is responsible for complying with all terms and conditions of any such insurance plan.

(c)                                  The Salary Continuance provided in Section 2(a)(i) and Medical Insurance or COBRA payments provided in Section 2(a)(ii) shall continue only until such time as Executive shall have accepted another full-time position or until Executive shall perform any services for a "Competing Business" as hereinafter defined in Section 4(a)(i). For purposes of this Agreement, "full-time position" shall mean employment that requires Executive to provide forty hours or more of services per week; provided, however, that work for a charitable entity organized under Section 501(c)(3) of the Internal Revenue Code shall be excepted from full time employment. In addition, in the event that Executive shall perform consulting or other services for any third party, (including, but not limited to, a charitable organization) other than for a Competing Business and other than on a full-time basis, for which he shall receive compensation during the period he is receiving the Salary Continuance, all such compensation shall be reported to the Company and shall be offset against any remaining Salary Continuance payments.  Failure of Executive to promptly report the receipt of any compensation from a third party or the acceptance of a new position, or the rendering of consulting or other services to any Competing Business, shall entitle the Company to terminate all remaining Salary Continuance, Medical Insurance or COBRA benefit payments and to seek restitution for any such payments made to Executive subsequent to such job acceptance or performance of services for a Competing Business, or other compensation receipt. In the event of Executive's death, any remaining Salary Continuance payments shall be made to his estate and the Medical Insurance or COBRA payments provided in Section 2(a)(ii) shall continue for his dependents.

(d)                                 Any Salary Continuance payments shall be made in accordance with the usual payroll practices which were applicable prior to termination.  Except as otherwise specifically set forth herein, any and all payments made pursuant to this Agreement shall be net of any and all applicable federal, state and local payroll and withholding taxes.

(e)                                  The severance obligations of the Company set forth in paragraphs 2(a), 2(b) and 2(c) herein shall constitute the total payment and severance obligations under this Agreement, which represent payments and obligations that Executive would not otherwise be entitled to receive from the Company. Accordingly, Executive understands and warrants that no amount other than as set forth in this Section 2 (which supercedes and goes beyond post-termination benefits otherwise available under the Employment Agreement) is or shall be due or claimed to be due from the Company and/or from any other person or entity released in paragraph 5 below with respect to any claim or claims released in Section 5 below, including, but not limited to, any and all claims for attorneys’ fees and the costs of litigation that he may have under any federal, state or local law, common law or in equity.

3.                                       Advisory Services

(a)                                  Effective with Executive’s termination of employment, and continuing until the earlier of termination of this Agreement or twelve (12) months from the date hereof (the “Consulting Term”), Executive’s status shall change to that of a consultant to, and not an employee of, the Company.  During the Consulting Term, Executive will be reasonably available to NeoPharm personnel during normal business hours for advice on matters relating to the Company’s business operations and strategies, including, but not limited to, the Company’s development of drugs and nondrugs which are currently being researched and developed by the company; provided, however, that such consultation shall not exceed twenty (20) hours per week.

(b)                                 During the Consulting Term, Executive’s previously granted options will continue to vest in accordance with the current vesting schedule applicable to such options and shall remain exercisable until the date that is ninety (90) days after the termination of the Consulting Term.

4.                                       Restrictive Covenants for Executive.

(a)                                  Executive hereby covenants and agrees with the Company that, in consideration for the payments and other valuable consideration to be provided to Executive under this Agreement, for a period (the “Restricted Period”) of twelve (12) months from the date of this Agreement, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity:

(i)                                     Perform services for any Competing Business, as hereinafter defined, that are substantially similar in whole or in part to those that he performed for the Company in his role as President and CEO, including specifically, but not limited to, participating in the research, development, sale or marketing of drug or non-drug products or the management of individuals involved in the research, development, sale or marketing of drug or non-drug products.  For purposes of this Agreement, the term “Competing Business” shall mean any entity engaged in the research, development, marketing or sale of drug and nondrug products which are or would be competitive with:  (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under research and development by the Company and expected to be marketed within four years of Executive’s termination.  This covenant shall apply only within the “Territory” which is defined as the fifty states of the United States.  Executive recognizes and agrees that in his capacity as President and CEO of the Company, his duties extended throughout the entire service area of the Company which includes, at a minimum, the fifty states of the United States and that, because of the executive nature of Executive’s position with the Company, in order to afford the Company protection from unfair competition by the Executive following his termination of employment, this covenant must extend throughout the stated Territory.  Executive further acknowledges that this covenant does not prohibit him from engaging in his entire trade or business but only a very limited segment of the pharmaceuticals industry; or

(ii)                                  Solicit any current employee, supplier, customer, or client of the Company with whom Executive dealt, or with whom anyone in Executive’s direct chain of command dealt, on behalf of the Company within the year preceding Executive’s termination of employment, for the purpose of researching, developing or purchasing, selling or marketing drug or non-drug products, which are or would be competitive with:  (1) those products being marketed by the Company at the time of Executive’s termination; or (2) those products that Executive was aware were under development by the Company and expected to be marketed within four years of Executive’s termination;

Executive acknowledges and agrees that breach by Executive of the provisions of this Section 4(a) shall entitle the Company, at its option, to terminate this Agreement, including, but not limited to, termination of the remaining payments and benefits, if any, to be made to Executive under Section 2 hereof.

(b)                                 Executive acknowledges that all ideas, inventions, trademarks, and other developments or improvements conceived or developed by the Executive, alone or with others, during the term of his employment with the Company or during the Restricted Period, whether or not during working hours, that are within the scope of the Company’s business operations, or that relate to any Company work or projects, are conclusively presumed to have been created for or on behalf of the Company as part of the Executive’s services to the Company (“Developments”).  Such Developments are the exclusive property of the Company without the payment of consideration therefore, and the Executive hereby transfers, assigns and conveys all of the Executive’s right, title and interest in any such Developments to the Company and agrees to execute and deliver any documents that the Company deems necessary to effect such transfer on the demand of the Company.  The Executive agrees to assist the Company, at its expense, to obtain patents on any such patentable Developments, and agrees to execute all documents necessary to obtain such patents in the name of the Company.  This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time unless:  (1) the invention relates (a) to the business of the Company or (b) to the Company’s actual demonstratively anticipated research and development, or (2) the invention results from any work performed by the Executive for the Company.

(c)                                  Executive recognizes and understands that Executive’s duties at the Company while in its employ or during the Restricted Period, may have included, or may include, the preparation of materials, including written or graphic materials and other Developments, and that any such materials conceived or written by Executive are deemed to be “work made for hire” as defined and used in the Federal Copyright Act, 17 U.S.C. § 101.  In the event of publication of such materials, Executive understands that since such work is “work made for hire,” the Company shall solely retain and own all rights in such materials, including any right of copyright.

5.                                       Mutual Release of Claims.

(a)                                  In consideration of the payments provided for in paragraph 2 above, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, Executive and his heirs, executors, administrators, agents, assigns, receivers, attorneys, servants, legal representatives, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, wards, and any other representative or entity acting on his or their behalf, pursuant to, or by virtue of the rights of any of them, do hereby now and forever unconditionally release, discharge, acquit and hold harmless the Company and any parent, subsidiary or related companies, and any and all of their officers, directors, employees, agents, administrators, assigns, receivers, attorneys, servants, legal representatives, affiliates, insurers, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, insurance benefit plans, and any other representative or entity acting on its or their behalf (collectively, the “Released Parties”), from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature related to the Company that existed from the beginning of time through the date of execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by Executive to date, including, but not limited to, all claims for or relating to any vesting of options under the Company’s 1998 Equity Incentive Plan or for or relating to assault, battery, negligence, negligent hiring, negligent retention, negligent supervision, negligent training, negligent or intentional infliction of emotional distress, false imprisonment, defamation (whether libel or slander), personal injury, bodily injury, bad faith, pain and suffering, medical expenses, wage and hour, lost income and earnings (including, but not limited to, back pay, front pay and any other form of present or future income, benefits and/or earnings), equitable reinstatement, breach of any express or implied contract, breach of the covenant of good faith and fair dealing, workers’ compensation, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, quid pro quo sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991,42 U.S.C. § 1981, the Executive Retirement Income Security Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity, except for any criminal acts or fraudulent acts or omissions of the Company.

Executive further understands and warrants that this Agreement shall operate as a fully binding and complete resolution of all claims as to the parties to this Agreement and all parties represented by or claiming through such parties, and that he shall not be able to seek any monies for any claim related to the Company, whether known or unknown, against any of the persons or entities released hereunder other than as provided in paragraphs 2 and 8 of this Agreement.

(b)                                 The Company does hereby now and forever unconditionally release, discharge, acquit and hold harmless Executive from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of actions, of whatever kind or nature that existed from the beginning of time through the date of execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by the Company to date, except for any criminal acts or fraudulent acts or omissions of Executive.

6.                                       Mutual Covenant Not-to-Sue.

(a)                                  Executive covenants and agrees not to file or initiate a lawsuit against any of the Released Parties in regard to any claims, demands, causes of action, suits, damages, losses and expenses, arising from acts or omissions (except for any criminal act or fraudulent acts or omissions) of the Company occurring on or before the date of execution of this Agreement, including, but not limited to, those set forth in Section 5(a), and Executive will ask no other person or entity to initiate such a lawsuit on his behalf. If Executive breaches this covenant and agreement, Executive must immediately repay and refund to the Company all payments he received pursuant to paragraph 2 above, and Executive shall also indemnify and hold harmless the Company, any of the Released Parties, and any of their officers, owners, directors, executives and agents from any and all costs incurred by any and all of them, including their reasonable attorneys’ fees, in defending against any such lawsuit.

(b)                                 The Company covenants and agrees not to file or initiate a lawsuit against Executive in regard to any claims, demands, causes of action, suits, damages, losses and expenses, arising from acts or omissions (except for any criminal act or fraudulent acts or omissions) of Executive occurring on or before the date of execution of this Agreement, including, but not limited to, those set forth in Section 5(b), and the Company will ask no other person or entity to initiate such a lawsuit on its behalf.

7.                                       No Proceedings Initiated.

Executive represents and warrants that neither he nor anyone acting on his behalf has filed or initiated any charge or claim against the Company in any administrative or judicial proceeding.

8.                                       Covenants of the Parties.

(a)                                  Executive ratifies and confirms the confidentiality provisions of Section 10 of the Employment Agreement and acknowledges that such covenants and agreements survive the termination of employment of Executive with the Company and remain in full force and effect in accordance with their terms.

(b)                                 Executive agrees that he shall not disparage the Company or its officers, directors, employees, agents, representatives or its products or products in development, or otherwise seek to reduce the goodwill of the Company or the reputation of the Company or its officers, directors, employees, agents, or representatives. The Company, on behalf of its directors and executive officers, agrees not to disparage Executive or to act in any way to diminish Executive’s reputation. In this regard, the parties will cooperate in good faith to prepare a mutually acceptable letter of reference and will also agree on the general content of the Company's response to telephone inquiries regarding Mr. Young.

(c)                                  Upon execution of this Agreement, Executive shall deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive’s possession or under his control, including, without limitation, any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.  If, following the date of this Agreement, Executive shall receive any mail, including, but not limited to, electronic mail, addressed to the Company or to the Executive as an officer of the Company, Executive shall immediately deliver, or forward, such mail, unopened, and in its original envelope or package, to the Company;

(d)           The Company hereby agrees to indemnify and hold harmless, in accordance with Delaware law and the Articles of Incorporation and By-Laws of the Company, the Executive from and against any and all actions, suits, proceedings, claims, demands, judgments, expenses (including reasonable attorney fees) losses and damages arising or resulting from Executive's good faith performance of his duties as President and CEO of the Company.

9.                                       No Voluntary Assistance.

Executive hereby covenants and agrees that, except under compulsion of law, he will not voluntarily assist, support, or cooperate with, directly or indirectly, any entity or person alleging or pursuing any claim, administrative charge, or cause of action against the Company, including without limitation, by providing testimony or other information, audio or video recordings, or documents.  If compelled to testify, nothing contained herein shall in any way inhibit or interfere with Executive providing completely truthful testimony or producing documents.  In addition, and notwithstanding anything elsewhere appearing in this Agreement, nothing herein shall prevent or hinder Executive’s full cooperation with any investigation or other proceeding by any federal, state or local governmental agency, including, but not limited to, the ongoing investigation by the U.S. Securities and Exchange Commission.

10.                                 No Admission of Liability.

The parties agree and acknowledge that this Agreement is a full and complete compromise of the matters released herein between the parties hereto; that neither the releases nor the negotiations for this Agreement and the settlement embodied herein, including all statements or communications made to date, shall be considered admissions by them.

11.                                 Confidentiality.

(a)                                  Executive acknowledges that the information, observations and data that has been obtained by him during his involvement with the Company as an employee concerning the business or affairs of the Company which has not been released publicly by authorized representatives of the Company (“Confidential Information”) is the property of the Company.  Accordingly, Executive agrees, on behalf of himself and any affiliate, that he will not disclose to any person not authorized by the Company to receive such Confidential Information, or use for his own account, any of the Confidential Information previously obtained during his employment or which is hereafter obtained during the Consulting Term without the prior written consent of the Company, unless, and to the extent that, the aforementioned matters (i) are or become generally known to and available for use by the public otherwise than as a direct or indirect result of Executive’s acts or omissions to act in the protection of such Confidential Information or (ii) are disclosed to Executive by a third party who, to the best knowledge of Executive, is not thereby in breach of any duty to the Company or any of its affiliates.  For purposes of this Agreement, the term “affiliate” means any person, partnership, corporation or business entity controlling, controlled by or under common control with the Company or Executive, as the case may be.

(b)                                 Executive acknowledges that the Confidential Information is proprietary and of value to the Company and, accordingly, Executive will follow reasonable security practices with regard to the protection and non-disclosure of the Confidential Information.  If Executive is required to disclose any Confidential Information in accordance with applicable law, Executive will, whenever possible, first provide to the Company a copy of the proposed disclosure so that the Company may have a sufficient opportunity to review and comment thereon and Executive agrees to seek such maximum confidential treatment of such disclosure as NeoPharm requests or as may be permitted by applicable law.  Executive’s obligations under this Article will survive any termination of this Agreement.

(c)                                  Upon completion or earlier termination of this Agreement, Executive will promptly return to NeoPharm all written or electronic Confidential Information, as well as all written or electronic material which incorporates any Confidential Information.

12.                                 OWBPA Rights.

(a)                                  Executive is advised to seek legal counsel regarding the terms of this Agreement. Executive acknowledges that he has either sought legal counsel or has, notwithstanding the foregoing, consciously decided not to seek legal counsel regarding the terms and effect of this Agreement.

(b)                                 Executive acknowledges that this Agreement releases only those claims which exist as of the date of Executive’s execution of this Agreement.

(c)                                  Executive acknowledges that he may take a period of twenty-one (21) days from the date of receipt of this Agreement (March 9, 2005) within which to consider and sign this Agreement.

(d)                                 Executive acknowledges that he will have seven (7) days from the date of signing this Agreement to revoke the Agreement in writing in its entirety (“Revocation Period”). Executive acknowledges that the Agreement will not become effective or enforceable until the Revocation Period has expired and that pending acceptance of this Agreement by Executive, the Company shall not be obligated to make any of the payments or to provide any of the benefits to be provided to Executive under this Agreement.  In the event the Executive chooses to revoke this Agreement, within the Revocation Period, he will:

(i)                                     Revoke the entire Agreement in a signed writing, delivered to the following person on or before the seventh (7th) day after he executed the Agreement:

NeoPharm, Inc.

c/o Mr. Rick Hanson, Chairman of the Board

14404 Champion Woods Place

Louisville, KY 40245

(ii)                                  Forfeit all severance and other consideration from the Company that is contemplated by this Agreement; and

(iii)                               Return the full amount of any consideration received under this Agreement, if any, to the Company along with the signed writing.

(e)                                  The Effective Date of this Agreement shall be the eighth (8th) day after the date Executive signs this Agreement, assuming the Executive has not revoked the Agreement in writing within the Revocation Period.

(f)                                    Executive expressly acknowledges that the payments and the other consideration that he is receiving under this Agreement constitute material consideration for his execution of this Agreement, and represent valuable consideration to which he would not otherwise be entitled.

13.                                 Jurisdiction/Choice of Forum.

The laws of the State of Illinois shall govern this Agreement, unless pre-empted by any applicable federal law controlling the review of this Agreement. The parties further stipulate and agree that any litigation regarding this Agreement shall be brought in the state or federal courts for the Northern District of Illinois and neither party will object to personal jurisdiction or venue in any of these courts.

14.                                 Advice of Attorneys.

The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement after consulting with their attorneys or having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto regardless of the extent of damages allegedly suffered by any of the parties hereto.

15.                                 Counterparts.

This Agreement may be signed in counterpart originals with the same force and effect as if signed in a single original document.

16.                                 Cooperation of the Parties.

The parties to this Agreement agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement and the settlement embodied herein. Executive further agrees to fully cooperate with the Company in any and all investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which the Company is involved, including, but not limited to, the current investigation of the Company by the U.S. Securities and Exchange Commission and the class action litigation involving the Company which is currently pending in the federal court for the Northern District of Illinois, whether or not Executive is a defendant in such investigations, inquiries, proceedings or litigation. Executive shall provide truthful and accurate testimony, background information, and other support and cooperation as the Company may reasonably request. The Company will compensate Executive for all travel expenses, attorney’s fees, and preparation expenses and lost wages associated with pursuit of actions necessary to comply with this Section 16.

17.                                 Modification in Writing Only.

Neither this Agreement nor any provision of this Agreement may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

18.                                 Construction of this Agreement.

The parties agree that they each have participated in the drafting of this Agreement, and that, as a result, this Agreement shall not be construed in favor of or against any party hereto.

19.                                 No False Statements or Misrepresentation.

The Company and Executive each hereby warrants and represents that they have not made any false statements or misrepresentations in connection with this Agreement.

20.                                 Headings and Captions.

The headings and captions used in the Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

21.                                 Remedies.

Executive agrees that money damages cannot adequately compensate the Company in case of a breach or threatened breach of the covenants contained in Sections 4(a) or 11 and that, accordingly, the Company would be entitled to injunctive relief upon such breach.  Executive understands that it is the Company’s intent to have the covenants contained in Section 4(a) and 11 enforced to their fullest extent.  Accordingly, Executive and the Company agree that, if any portion of the restrictions contained in Section 4(a) or 11 are deemed unenforceable, the court shall construe and enforce these covenants to the fullest extent permitted by law.

22.                                 Enforcement Costs.

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  Attorney’s fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

23.                                 Notices.

Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

(a)                                  personally delivered, or

(b)                                 sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

(c)                                  For notices sent to the Company:

NeoPharm, Inc.

150 Field Drive, Suite 195

Lake Forest, IL 60045

Telephone No.:  (847) 295-8678

Facsimile No.:   (847) 295-8854

(d)                                 For notices sent to Executive:

Mr. Gregory P. Young

227 South Kennicott

Arlington Heights, IL 60005

Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein.  Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

24.                                 Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the past, present and future heirs, executors, administrators, agents, executors, servants, attorneys, affiliated persons and entities, predecessors and successors in interest and assigns, regardless of form, trustees in bankruptcy or otherwise, and any other representative or entity acting on behalf of, pursuant to, or by virtue of the rights of each.

25.                                 Non-Assignability:  Assignment in the Event of Acquisition or Merger

This Agreement, and the benefits hereunder are not assignable or transferable by Executive, other than transfer of any options as permitted by Section 8 of the 1998 Equity Incentive Plan, for which permission is hereby granted, and the rights and obligations of the Company under this Agreement will automatically be deemed to be assigned by the Company to any corporation or entity acquiring all or substantially all of the assets or stock of the Company or of any corporation or entity with or into which the Company may be merged or consolidated; provided, however, that in the event of Executive’s death, the Company shall make such payments as may then be due and owing to the Executive, if any, to the Executive’s estate.

26.                                 Entire Agreement.

This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and is intended and shall be construed as an integrated agreement. Each party understands, acknowledges and hereby represents and warrants that this Agreement supersedes any and all prior or contemporaneous understandings, agreements, representations and/or promises, whether oral or written, which are not expressly set forth herein or expressly referred to in this Agreement, and no understanding, agreement, representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and that each party enters into this Agreement without any reliance whatsoever upon any understanding, agreement, representation, warranty or promise not set forth herein.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and Full Release of All Claims.

EXECUTIVE:

/s/ Gregory P. Young
Gregory P. Young

Date:	3/11/05

NEOPHARM, INC:

By:	/s/ Erick Hanson

Title:	Chairman of the Board of Directors

Date:	3/11/05

Exhibit A

March 8, 2005

To the Board

It is with regret that I, Gregory P. Young, do hereby resign my position as a Director, President and CEO of NeoPharm, Inc. and any subsidiaries effective March 8, 2005.

Regards,

/s/ Gregory P. Young
Gregory P. Young